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                                                                    EXHIBIT 14.1

                                NOBLE CORPORATION

                       CODE OF BUSINESS CONDUCT AND ETHICS

INTRODUCTION

         From Noble's earliest beginnings, the philosophy and character of the organization and the management style they imply have been created and nurtured. We refer to this philosophy as "The Noble Way." The Noble Way comprises a point of view or an attitude about people and the way business should be conducted.

         The Noble Corporation Code of Business Conduct and Ethics, which is set forth below, is more than a summarization of Noble's policies and procedures. The Code distills certain overarching core values from the principles embodied in The Noble Way. As values, they are not subject to abrogation for the sake of expediency or in the name of profits

         This Code of Business Conduct and Ethics covers a wide range of business practices and procedures and is intended to codify, clarify and amplify the Company's long-standing policies in these areas. It is the personal responsibility of each employee to observe the standards of conduct and other requirements of this Code whether or not these standards and requirements are also imposed by law. If a law conflicts with a policy in this Code, you must comply with the law; however, if a local custom or policy conflicts with this Code, you must comply with the Code. This Code shall serve as a touchstone for every employee in the conduct of his or her day-to-day work activities. This Code provides general guidelines that are further strengthened and complemented by the Company's Administrative Policy Manual (the "Manual"). All employees of the Company are responsible for compliance with all aspects of the Code and Manual. Any suspected violation of this Code or the Manual should be reported in accordance with Section 13 (Reporting any Illegal or Unethical Behavior) and
Section 15 (Compliance Procedures) of this Code. Those who violate the standards in this Code will be subject to disciplinary action, including potential dismissal from the Company. If you are in a situation that you believe may violate or lead to a violation of this Code, follow the guidelines described in
Section 15 (Compliance Procedures) of this Code.

         Procedures for expressing concerns about accounting, internal accounting controls or auditing matters are set forth in Section 8 (Procedures for Expressing Concerns about Accounting and Auditing Matters) of this Code.

         Sections 1 (Compliance with Laws, Rules and Regulations), 2 (Honest and Ethical Conduct; Conflicts of Interest), 14 (Full and Fair Disclosure; Periodic Reports and Government Filings) and 16 (Other Provisions Applicable to Covered Executives and Financial Professionals) of this Code also constitute the Company's Code of Ethics, as contemplated by Section 406 of the Sarbanes-Oxley Act of 2002, applicable to its Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and other professionals serving in a finance, treasury, tax or investor relations role ("Covered Executives and Financial Professionals").

1.       COMPLIANCE WITH LAWS, RULES AND REGULATIONS

         Obeying the law, both in letter and in spirit, is the foundation on which this Company's ethical standards are built. All employees must respect and comply with applicable laws, rules and regulations of the jurisdictions in which we operate. Although not all employees are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers or other appropriate personnel. Employees should bring to the attention of appropriate senior management evidence of a material violation of laws, rules or regulations by the Company or anyone acting on its behalf. From time to time, the Company may hold information and training sessions to promote compliance with applicable laws, rules and regulations, including, among others, applicable securities laws relating to insider trading.

2.       HONEST AND ETHICAL CONDUCT; CONFLICTS OF INTEREST

         In carrying out their duties and responsibilities, employees should engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Employees should strive to identify and raise potential issues before they lead to problems.

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         A "conflict of interest" exists when an individual's personal interest is adverse to or otherwise in conflict with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or members of his or her family, receives improper personal benefits because of his or her position in the Company. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest. It is almost always a conflict of interest for a Company employee to work simultaneously for a competitor, customer or supplier. You are not allowed to work for a competitor as a consultant or board member. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf.

         Conflicts also arise when Company assets and properties are used for personal gain and Company business opportunities are usurped for personal gain. Employees, officers and directors are prohibited from taking personally for themselves opportunities that are discovered using corporate property, information or position, or which are developed on Company time, without the consent of the Board of Directors of the Company. Furthermore, no employee may use corporate property, information, or position for improper personal gain, and no employee may compete with the Company directly or indirectly. Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

         Conflicts of interest are prohibited as a matter of Company policy, except under guidelines approved by the Board of Directors of the Company. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with higher levels of management. Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in Section 15 (Compliance Procedures) of this Code. The provisions of this Section 2 are further supplemented by the Company's Conflict of Interest Letter that all employees are required to sign. Employees must comply with the provisions of such letter.

3.       INSIDER TRADING

         Employees who have access to confidential information about the Company are not permitted to use or share that information for stock trading purposes or for any other purpose except the conduct of our business. All non-public information about the Company should be considered confidential information. To use non-public information for personal financial benefit or to "tip" others who might make an investment decision on the basis of this information is not only unethical but also illegal.

         In addition, because of their high potential for abuse and because they constitute a "bet" on the short-term performance of the Company's stock, the Company has had a long-standing policy against employees, officers and directors or their family members engaging in trading of publicly traded options on the Company's stock or engaging in short sales of the Company's stock. The Company's policies on trading by employees, officers and directors, and their family members is set forth in the Company's Policy on Trading in Company Stock. If you have any questions regarding the Company's trading policies, please consult this Policy. For further questions, please contact the Company's Corporate Secretary.

4.       COMPETITION AND FAIR DEALING

         We seek to outperform our competition fairly and honestly. We seek competitive advantages through working smarter and harder than our competition, never through unethical or illegal business practices. Each employee should endeavor to respect the rights of and deal fairly with the Company's customers, vendors, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice.

         The purpose of business entertainment and gifts in a commercial setting is to create good will and sound working relationships, not to gain unfair advantage with customers. No gift or entertainment should ever be offered, given, provided or accepted by any Company employee, family member of an employee or agent unless it: (1) is not a cash gift, (2) is consistent with customary business practices, (3) is not excessive in value, (4) cannot be construed as a bribe or payoff and (5) does not violate any U.S. or foreign laws, rules or regulations including, among other laws, the Foreign Corrupt Practices Act described in Section 11 (Payments to Government Personnel and Others)

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and in the Company's Conflict of Interest Letter referred to in Section 2
(Honest and Ethical Conduct; Conflicts of Interest). Please discuss with your supervisor any gifts or proposed gifts which you are not certain are appropriate.

5.       DISCRIMINATION AND HARASSMENT

         The diversity of the Company's employees is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and will not tolerate any discrimination or harassment or any kind. Examples include derogatory comments based on racial or ethnic characteristics and unwelcome sexual advances.

6.       HEALTH AND SAFETY

         The Company strives to provide each employee with a safe and healthful work environment. Each employee has responsibility for maintaining a safe and healthy workplace for all employees by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions. Violence and threatening behavior are not permitted. Employees should report to work in condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

7.       RECORD KEEPING

         The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. Accurate and honest reporting of hours worked, including medical absences and vacation time, are essential. Many employees regularly use business expense accounts, which must be documented and recorded accurately. If you are not sure whether a certain expense is appropriate, legitimate, or reasonable, ask your supervisor or your manager prior to incurring such expenses.

         All of the Company's books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company's transactions and must conform both to applicable legal requirements and to the Company's system of internal controls. Unrecorded or "off the books" funds or assets should not be maintained unless permitted by applicable law or regulation.

         Business records and communications often become public, and we should avoid exaggeration, derogatory remarks, guesswork, or inappropriate characterizations of people and companies. This applies equally to e-mail, internal memos and formal reports. In the event of any actual or reasonably anticipated litigation or governmental investigation, please consult the Company's General Counsel, prior to the destruction of any documents related to such litigation or governmental investigation.

8.       PROCEDURES FOR EXPRESSING CONCERNS ABOUT ACCOUNTING AND AUDITING
         MATTERS

         Any employee of the Company may submit a good faith expression of concern regarding accounting or auditing matters to the Company without fear of dismissal or retaliation of any kind. The Audit Committee of the Board of Directors of the Company will oversee treatment of employee concerns in this area.

         The Audit Committee has established the following procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

         Employees or others with concerns regarding accounting, internal control or auditing matters may report their concerns to the Company's Senior Vice President - Finance and Chief Financial Officer. Employees may make submissions on a confidential or anonymous basis to the NobleLine by phone, email or regular mail. The contact information for the NobleLine is listed in
Section 15 (Compliance Procedures). If for any reason an employee believes submission of the concern to the NobleLine would be inappropriate, the submission may instead be made to the Chairman of the Audit Committee in an envelope marked "Confidential" and addressed to the "Chairman of the Audit Committee" in care of the Company's Corporate Secretary.

         These procedures relate to concerns relating to any questionable accounting or auditing matters, including, without limitation, the following:

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         -        fraud or deliberate error in the preparation, evaluation,
                  review or audit of any financial statement of the Company;

         - fraud or deliberate error in the recording and maintaining of financial records of the Company;

         - deficiencies in or noncompliance with the Company's internal accounting controls;

         - misrepresentation or false statement to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of the Company; or

         - other failure of the Company's financial statements to present fairly, in all material respects, the financial condition and results of operations of the Company.

         A submission should include a description of the questionable accounting, internal control or auditing matter in as much detail as can reasonably be provided. Upon receipt of a submission, a determination will be made whether it actually pertains to accounting, internal control or auditing matters. When possible, or unless an employee submission is made anonymously, receipt will be acknowledged to the sender. Submissions relating to accounting, internal control or auditing matters will be reviewed under Audit Committee direction and oversight by the Company's Senior Vice President - Finance and Chief Financial Officer, internal audit or such other persons as the Audit Committee determines to be appropriate. Confidentiality of employee submissions will be maintained to the fullest extent possible, consistent with the need to conduct an adequate review.

         Prompt and appropriate corrective action will be taken when and as warranted in the judgment of the Audit Committee. The Company will not discharge, demote, suspend, threaten, harass or in any manner discriminate against any employee in the terms and conditions of employment based upon any lawful actions of such employee with respect to good faith reporting of concerns regarding accounting, internal control or auditing matters or otherwise as specified in Section 806 of the Sarbanes-Oxley Act of 2002.

         A record will be maintained of all submissions made under this procedure, tracking their receipt, investigation and resolution. Copies of submissions will be maintained in accordance with the Company's document retention policy.

9.       CONFIDENTIALITY

         Employees, officers and directors must maintain the confidentiality of proprietary information entrusted to them by the Company, its customers and joint venture partners, except when disclosure is authorized by the Chairperson of the Company's Disclosure Committee or required by applicable laws or regulations. The Chairperson of the Disclosure Committee is identified under the "Corporate Governance" link on the Company's intranet. Proprietary and confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its joint venture partners, if disclosed. It also includes information that vendors and customers have entrusted to us and which is covered by confidentiality provisions of various agreements with them. The obligation to preserve confidential and proprietary information continues even after employment ends.

10.      PROTECTION AND PROPER USE OF COMPANY ASSETS

         All employees should endeavor to protect the Company's assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company's profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Company equipment should not be used for non-Company business, though reasonable incidental personal use may be permitted. The obligation of employees to protect the Company's assets includes its proprietary information. Proprietary information includes, but is not limited to, the Company's business plans, other trade secrets, engineering and development ideas, designs, databases, records, salary information and any unpublished financial data and reports. Unauthorized use or distribution of this information would violate Company policy. It could also be illegal and result in civil or even criminal penalties.

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11.      PAYMENTS TO GOVERNMENT PERSONNEL AND OTHERS

         The U.S. Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the U.S. government has a number of laws and regulations regarding business gratuities that may be accepted by U.S. government personnel. The promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules. The Company's General Counsel can provide guidance to you in this area.

12.      WAIVERS OF THE CODE OF BUSINESS CONDUCT AND ETHICS

         Any waiver of this Code for executive officers or directors may be made only by the Board of Directors of the Company or a Board committee and will be promptly disclosed as required by law or stock exchange regulation.

13.      REPORTING ANY ILLEGAL OR UNETHICAL BEHAVIOR

         Employees are encouraged to talk to supervisors, managers or other appropriate personnel about observed illegal or unethical behavior and when in doubt about the best course of action in a particular situation. It is the policy of the Company not to allow retaliation for reports of misconduct by others made in good faith by employees. Employees are expected to cooperate in internal investigations of misconduct.

14.      FULL AND FAIR DISCLOSURE; PERIODIC REPORTS AND OTHER GOVERNMENT FILINGS

         It is the Company's policy that the information in its public communications, including periodic reports and other filings with the Securities and Exchange Commission, be timely and understandable and fair, complete and accurate in all material respects. Employees with responsibilities related to the preparation of these filings and communications, including Covered Executives and Financial Professionals designated in the Introduction above, should exercise diligence and care to do their part in acting in furtherance of this policy. All employees are prohibited from knowingly misrepresenting, omitting, or causing others to misrepresent or omit, material facts about the Company to anyone having a role in the Company's financial reporting and disclosure processes. Employees must not directly or indirectly take any action to fraudulently induce, coerce, manipulate or mislead the Company's or its subsidiaries' independent auditors for the purpose of rendering the financial statements of the Company and its subsidiaries misleading, or direct anyone else to do so. To the extent you believe that any of the Company's periodic reports contain any materially false or misleading information, you are encouraged to follow the procedures outlined in Section 15 (Compliance Procedures) below and to report any concerns, if necessary, through the procedure described in Section 8 (Procedures for Expressing Concerns about Accounting and Auditing Matters) above.

         Covered Executives and Financial Professionals must promptly bring to the attention of the Company's Disclosure Committee any material information of which the employee may become aware that affects the disclosures made by the Company in its public filings or otherwise, and to otherwise assist the Disclosure Committee in fulfilling its responsibilities. In addition, each Covered Executive and Financial Professional must promptly bring to the attention of the Disclosure Committee any information he or she may have concerning (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.

         Employees responsible for preparing reports and filings with agencies other than the Securities and Exchange Commission, whether in the Cayman Islands, the United States or other jurisdictions, should take care to see that they are prepared accurately and in compliance with applicable requirements.

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15.      COMPLIANCE PROCEDURES

         We must all work to ensure prompt and consistent action against violations of this Code. However, in some situations it may be difficult to ascertain right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

         - Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

         - Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and good common sense.

         - Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

         - Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor's responsibility to help solve problems.

         - Seek help from Company resources. In the rare case where it may not be appropriate to discuss an issue with your supervisor, or where you do not feel comfortable approaching your supervisor with your question, discuss it with the Company's Corporate Secretary. If that also is not appropriate, call the NobleLine at (877) 234-5678 (toll free) and speak with a trained NobleLine Communication Specialist (language interpreter available worldwide).

         - You may report ethical violations in confidence and without fear of retaliation. If your situation requires that your identity be kept secret, your anonymity will be protected. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

         - Always ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

16.      OTHER PROVISIONS APPLICABLE TO COVERED EXECUTIVES AND FINANCIAL
         PROFESSIONALS

         Each Covered Executive and Financial Professional will be held accountable for his or her adherence to this Code of Ethics. Each Covered Executive or Financial Professional is responsible for reporting any violation of Section 1 (Compliance with Laws, Rules and Regulations), 2 (Honest and Ethical Conduct; Conflicts of Interest), 14 (Full and Fair Disclosure; Periodic Reports and Government Filings) or 16 (Other Provisions Applicable to Covered Executives and Financial Professionals) of this Code, or circumstances the Covered Executive or Financial Professional considers to involve a probable violation, to the Company's Senior Vice President - Finance and Chief Financial Officer. Employees may choose to remain anonymous in reporting violations or circumstances that may involve violations.

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